EXHIBIT 99.1

PACIFIC MAGTRON INTERNATIONAL CORP. ANNOUNCES THAT IT WILL BE DELISTED FROM NASDAQ SMALLCAP MARKET

MILPITAS, Calif. - (BUSINESS WIRE) - April 29, 2003 - Pacific Magtron International Corp. announced today that Nasdaq has notified the Company it will be delisted from the Nasdaq SmallCap Market as of Wednesday, April 30, 2003. By letter dated February 28, 2003, Nasdaq notified the Company that its common stock had failed to comply with certain of Nasdaq's minimum listing requirements and, therefore, was subject to delisting from the SmallCap Market. The Company requested a hearing before a Listing Qualifications Panel and that hearing was held on April 24, 2003. The Company does not plan to appeal this determination.

The Company's common stock is eligible to trade on the Over the Counter Bulletin Board (OTCBB) under the symbol: PMICOB, provided a market maker enters a quote for the security.

The delisting of the Company's common stock may cause the holder of the Company's Series A Redeemable Convertible Preferred Shares to request the repurchase of such shares under the terms of a registration rights agreement dated May 31, 2002. The holder purchased $600,000 of the Company's preferred shares as part of a planned $1,000,000 financing transaction. However, the holder failed to purchase the balance of $400,000 of preferred stock under its stock purchase agreement with the Company.

Pacific Magtron International Corp. is an enterprise dedicated to providing total solutions in the computer marketplace, including supplying multimedia hardware; providing corporate information services related to networking and internet infrastructure; and developing advanced solutions and applications for internet users, resellers and service providers; and providing high quality electronic commerce and supply chain solutions. For more information visit our website at www.pacificmagtron.com.

Contact Information:
Maven Strategic Partners
Ed Bailey, 801/502-6000 (Investor Relations)
E-mail: ir@pacmag.com